THE J.P. Morgan Institutional SmartIndex Fund
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
11/02/00	Corning, Inc. (GLW)

Shares            Price         Amount
3,300   	  $71.25	$235,125.00

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      J.P. Morgan Funds
$1.96       N/A		0.011%	           0.299%

  Broker
Goldman, Sachs & Co.

Underwriters of Corning, Inc. (GLW)

Underwriters     	                 Number of Shares
Goldman, Sachs & Co.                           10,200,000
Banc of America Securities LLC                  3,442,500
J.P. Morgan Securities, Inc.                    3,442,500
Salomon Smith Barney, Inc.                      3,442,500
Wit SoundView Corporation                       3,442,500
Chase Securities, Inc.                          1,530,000
Credit Suisse First Boston Corp                   500,000
Donaldson, Lufkin & Jenrette Securities Corp      500,000
Dresdner Kleinwort Benson North America LLC       500,000
First Union Securities, Inc.                      500,000
Josephthal & Co., Inc.                            500,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated                            500,000
Thomas Weisel Partners LLC                        500,000
UBS Warburg LLC                                   500,000
Wachovia Securities, Inc.                         500,000
Total                                          30,000,000